Exhibit 99.1

FOR IMMEDIATE RELEASE

Agency Contact:	Company Contact:
Neil Berkman Associates	Chris Chavez, President & CEO
(310) 277-5162	(972) 309-8000
info@BerkmanAssociates.com	www.ANSmedical.com

ADVANCED NEUROMODULATION SYSTEMS, INC.
6501 WINDCREST DRIVE, SUITE 100 / PLANO, TEXAS 75024 / (972) 309-8000 / FAX: (972) 309-8150

Advanced Neuromodulation Systems Announces
Three-For-Two Stock Split

     DALLAS, TEXAS, June 6, 2003 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) announced today that its Board of Directors has declared a 3-for-2 split of the company’s common stock.

     The split, which will be effected in the form of a 50% stock dividend (one share of common stock payable for every two shares held), is payable on July 11, 2003 to shareholders of record on June 20, 2003. There currently are 12,818,103 ANS common shares outstanding. Accordingly, if no other shares of common stock are issued prior to the record date, the number of shares of common stock outstanding following the stock split will be 19,227,154. Fractional shares will be settled by rounding up to the nearest whole share. The Company’s transfer agent is Computershare Investor Services, Inc., Chicago.

     President and Chief Executive Officer Chris Chavez said, “ANS’ Board of Directors and management team are dedicated to the enhancement of shareholder value. This stock split is a tangible way for us to make the benefits of the company’s strong performance available to our shareholders. It is also a sign of our confidence in ANS’ continued growth and leadership in the neuromodulation industry.”

About Advanced Neuromodulation Systems

     Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies. Frost & Sullivan, an international strategic market research firm, also recently presented ANS with its Product Innovation Award, recognizing ANS as the technology innovation leader in the neurostimulation market and ANS’ Genesis® Implantable Pulse Generator system as the most advanced fully implantable spinal cord stimulator on the market. Additional information is available at www.ans-medical.com.